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                                EXHIBIT 10.13

                         CHANGE OF CONTROL AGREEMENT


THIS AGREEMENT (the "Agreement") is made as of this 17th day of December, 2000 by and between ADAMS GOLF MANAGEMENT CORP, a Delaware corporation, and JOSEPH WOOSTER (the "Executive"). Adams Golf Management Corp. is sometimes referred to herein as the "Employer".

                                  WITNESSETH

     WHEREAS, the Board of Directors of Management Corp. (the "BOARD") has determined that it is in the best interest of Management Corp. and its group of affiliated entities, the ultimate parent of which is Adams Golf, Inc., a Delaware Corporation ("ADAMS GOLF," collectively with the affiliated entities, the "COMPANY") as well as the shareholders of Adams Golf, for Management Corp. do agree to provide benefits under the circumstances described below to Executive and certain other executives who are responsible for the policy-making functions of the Company; and

     WHEREAS, the Board believes it important, should the Company receive proposals from outside parties, to enable such executives, without being distracted by the uncertainties of their own employment situation, to perform their regular duties, and, where appropriate, to assess such proposals and advise the Board and/or the Board of Directors of Adams Golf (the "ADAMS BOARD") as to the best interests of the Company and its shareholders and to take other action regarding such proposals as the Board and/or the Adams Board determines to be appropriate; and

     WHEREAS, the Board also desires to demonstrate to the executives that Management Corp. is concerned with their welfare and intends to provide that loyal executives are treated fairly.

     NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1:   DEFINITIONS
     (a)  "Base Salary" means the Executive's annual base salary in effect
(i) on the day prior to a Sale (as defined below), Change of Control (as defined below), or Restructuring (as defined below), or at the time of execution of this Agreement, whichever is higher,
     (b)  "Cause" means the following:
          (i)     the Executive's admission or conviction of a felony,
          (ii) the Executive's commission of an act of dishonesty in the course of his duties,
          (iii) the Executive's repeated disregard of policy directives of the Employer,


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          (iv)    the executive's repeated failure to satisfactorily perform assigned duties, or
          (v) the Executive's breach of his fiduciary responsibilities or fiduciary duties as an employee of the Employer.

     (c) "Termination" means the following (without the Executive's express written consent) after written notice provided by the Executive and the failure of the Employer or its successors to remedy the following within thirty (30) days after receipt of such written notice:
          (i)     a reduction in the Executive's Base Salary;
          (ii) a relocation of the Executive's principal place of business to any location which is not within the greater Dallas/Fort Worth metropolitan area;
          (iii) the assignment to the Executive of any duties inconsistent with and inferior to the position with the Employer that the Executive held immediately prior to the execution of the Agreement, or a significant adverse alteration in the nature or status of the Executive's responsibilities or the conditions of the Executive's employment from those in effect immediately prior to the execution of this Agreement;
          (iv) the failure by the Employer to continue in effect any compensation plan in which the Executive participates immediately prior to the execution of this Agreement that is material to the Executive's total compensation, including, but not limited to, Adams Golf Employee Stock Option Plan, or any additional or substitute plan adopted prior to the execution of this agreement, or the failure by the Employer to continue the Executive's participation in any compensation plan referred to above on a basis less favorable, both in terms of benefits provided and the level of the Executive's participation relative to other participants as existed at the time of execution of this Agreement;
          (v) failure by the Employer to continue to provide the Executive with benefits substantially similar at a substantially similar cost to those enjoyed the by the Executive under any of the Employer's life insurance, medical, health and accident, or disability plans in which the Executive was participating at the execution of this Agreement, the taking of any action by the Employer which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the executive of this Agreement.
          (vi)    firing or laying off the Executive.
          (vii) any material breach of this Agreement by the Employer or its successors.


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     (d)  "Sale Termination" means (i) the termination (as defined above) of the Executive's employment with Adams Golf by the Employer or its successors for any reason other than cause on or before September 30, 2001 and at a time in which the following is anticipated or actually takes place:
          (i) a majority of the capital stock of Adams Golf is sold or transferred to an unaffiliated entity, or
          (ii) substantially all of the assets of Adams Golf are sold or transferred to an unaffiliated entity, or

     (e) "Change of Control Termination " means the termination (as defined above) of the Executive's employment with Adams Golf by the Employer or its successors for any reason other than cause on or before September 30, 2001 and at a time in which the following is anticipated or actually takes place;
          (i) any person is or becomes the "beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of Adams Golf, representing twenty
                  (20) percent or more of the combined voting power of Adams Golf's then outstanding securities;
          (ii) the stockholders of Adams Golf approve a merger or consolidation, a sale or disposition of all or substantially all of Adams Golf's assets or a plan of liquidation or dissolution of Adams Golf; or

     (f)  "Restructuring Termination" means:
          (i) the termination (as defined above) of the Executive's employment by Adams Golf or its successors for any reason other than cause on or before September 30, 2001 and at a time in which Adams Golf merges with or is purchased by another entity, or
          (ii) the termination (as defined above) of the Executive's employment by Adams Golf for any reason other than cause occurring within the execution date of this agreement and its September 30, 2001 expiration date regardless of a Change of Control event.

     SECTION 2 TERMINATION RESULTING FROM SALE, CHANGE OF CONTROL, OR RESTRUCTURING.

Upon a Sale Termination, Change of Control Termination, or a Restructuring Termination the Executive shall be entitled to:

     (a) within 30 days of the date of termination, all unpaid Base Salary (as defined below) accrued, and provide the Executive with all benefits and expense reimbursements to which the Executive would otherwise be entitled, through and including the date of termination, including, without limitation, compensation for vacation days accrued in the year of termination which are unused as of the termination date.


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     (b)  in exchange for a General Release in form and substance reasonably satisfactory to the Employer receive:
          (i) payments of Base Salary to the Executive for the 12 month period following the date of termination at such times as salary payments were made to management employees of Adams Golf;
          (ii) a pro-rated performance bonus for the quarter in which a termination occurs. The maximum amount of such performance bonus shall be the amount of the defined bonus under the 2000 Adams Golf Bonus Plan, prorated through the date of termination. The bonus shall be paid within thirty (30) days following the date of termination.
          (iii) continued substantially equal medical benefits for the 12 month period following the date of termination.
          (iv) the immediate vesting of any stock options granted under the Adams Golf Employee Stock Option Plan or any substituted or amended plan prior to the execution of the Agreement. Executive shall have shall have 120 days thereafter to exercise those stock options.

     (c) Any payments owed to the Executive pursuant to Section 2(b) shall be offset by any severance payments paid to the Executive by the Employer or its successor.

     SECTION 3: NO MITIGATION. In the event of a Sale Termination, Change of Control Termination, or Restructuring Termination, the Executive shall not be required to mitigate the payments or benefits to be received by the Executive hereunder by securing other employment or otherwise.

     SECTION 4: CONTINUED EMPLOYMENT. This Agreement is not a contract of employment. Nothing expressed or implied in this Agreement shall create any right or duty of Executive's continued employment by Adams Golf or its successor. The Employer reserves all rights to cause the Executive's employment to be terminated at any time with or without cause.

     SECTION 5: SUCCESSORS BOUND. The rights and obligations of the Employer hereunder shall inure to the benefit and are binding upon the successor of the Employer.

     SECTION 6: NOTICES AND OTHER DOCUMENTS. All payments, requests, notices and the like may be made to the Executive by mailing the same to the Executive. Notices, requests and the like sent by the Executive to Adams Golf at Attn. Human Resources, Adams Golf, 2801 E. Plano Parkway, Plano, TX 75074, or to such other address as Adams Golf may furnish to the Executive for this purpose from time to time in writing.


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     SECTION 7:   EMPLOYMENT TAXES. All payments made under this Agreement
shall be subject to withholding tax, other employment taxes and other withholds and deductions as required by applicable law or regulation, as in effect from time to time.

     SECTION 8: TERM. If a Sale, Change of Control or Termination shall not have been anticipated or occurred by September 30, 2001, this Agreement shall expire as of such date and be of no further force or effect.

     SECTION 9:   MISCELLANEOUS PROVISIONS

             (a) ASSIGNMENT This Agreement and the Executive's rights and obligations hereunder may not be assigned by the Executive. The Employer may assign its right, together with its obligations hereunder (i) to any successor-in-interest, or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of the business or assets; in any event the obligations of the Employer hereunder shall be binding on its successor or permitted assign, whether by merger, consolidation or acquisition of all or substantially all of its businesses or assets.

     SECTION 10:  SIGNIFICANCE OF HEADINGS

     Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such section headings had been omitted.

     SECTION 11:  APPLICABLE LAW, VENUE

     This Agreement shall be governed and construed according to the laws of the State of Texas. Any action brought by either party arising out of this agreement shall take place in Plano, Texas.

     SECTION 12:  ENTIRE AGREEMENT

     The provisions of this Agreement are intended by the parties as a complete, conclusive and final expression of their agreement concerning the subject matter hereof, which Agreement supersedes all prior agreements concerning the subject matter, and no other statement, representation, agreement or understanding, oral or written, made prior to or at the execution hereof, shall vary or modify the written terms hereof. No amendments, modifications or releases from any provision hereof shall be effective unless in writing and signed by both parties.

     SECTION 13:  WAIVER

     Unless otherwise mutually agreed in writing, no departure from, waiver of, or omission to require compliance with any of the terms hereof by either party shall be deemed to authorize any prior or


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subsequent departure or waiver, or obligate either party to continue any departure or waiver.

     SECTION 14:  SEVERABILITY

     Any provision or part of this Agreement prohibited by applicable law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions or parts hereof.

     SECTION 15:  ARBITRATION

     In the event a dispute arises under this Agreement which cannot be resolved, such dispute shall be submitted to arbitration and resolved by a panel of three arbitrators (who shall be lawyers), in a decision required by a majority of the arbitrators. If the parties cannot agree upon the panel of three arbitrators, then each party may pick an arbitrator and the two chosen arbitrators shall choose upon the three arbitrator panel. The arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association. Venue shall be Plano, Texas. The award or decision rendered by the arbitration panel shall be final, binding and conclusive and judgment may be entered upon such award by any court of competent jurisdiction.















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     IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first written above.


                                        /s/ JOSEPH WOOSTER
                                        ------------------
                                        Joseph Wooster
                                        1113 Larkspur Drive
                                        Allen, TX 75002


                              ADAMS GOLF MANAGEMENT CORP.

                              By:       /s/ OLIVER G. BREWER III
                                        ------------------------
                              Name:     Oliver G. (Chip) Brewer, III
                                        President & COO






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